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                                                             Reference Number 11


                           QUEENS COUNTY BANCORP, INC.
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS(1)

                                                              FOR THE                   FOR THE
                                                        THREE MONTHS ENDED         NINE MONTHS ENDED
(in thousands, except per share data)                      SEPTEMBER 30,             SEPTEMBER 30,
-------------------------------------------------------------------------------------------------------
                                                         1996         1995          1996          1995
                                                         ----         ----          ----          ----
Net income                                              $5,602       $5,215       $17,127       $14,888
                                                        ------       ------       -------       -------

Weighted average common shares outstanding               6,713        7,247         7,007         7,427

Common stock equivalents due to dilutive effect
  of stock options                                         514          455           493           407
                                                        ------       ------       -------       -------

Total weighted average common shares and
  common share equivalents outstanding                   7,227        7,702         7,500         7,834
                                                        ======       ======       =======       =======

Earnings per common share and common share
  equivalents                                            $0.78        $0.68         $2.28         $1.90
                                                        ======       ======       =======       =======

Total weighted average common shares and
  common share equivalents outstanding                   7,227        7,702         7,500         7,834

Additional dilutive shares using ending period
  market value versus average market value for
  the period when utilizing the treasury stock
  method regarding stock options                            10           43            31             8
                                                        ------       ------       -------       -------

Total shares for fully diluted earnings per share        7,237        7,745         7,531         7,834
                                                        ======       ======       =======       =======

Fully diluted earnings per common share
  and common share equivalents                           $0.77        $0.68         $2.27         $1.90
                                                        ======       ======       =======       =======

(1) Reflects shares issued as a result of the four-for-three stock split on August 22, 1996.



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